SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:

  [ ]   Preliminary Proxy Statement

  [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

  [ ]   Definitive Proxy Statement

  [X]   Definitive Additional Materials

  [ ]   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                      CORTLAND FIRST FINANCIAL CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

  [x]   No fee required.

  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1)   Title of each class of securities to which transaction applies:

        ________________________________________________________________________

  (2)   Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

  (4)   Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

  (5)   Total fee paid:

        ________________________________________________________________________

  [ ]   Fee paid previously with preliminary materials.

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


  (1)   Amount Previously Paid: ________________________________________________

  (2)   Form, Schedule or Registration Statement No.: __________________________

  (3)   Filing Party: __________________________________________________________

  (4)   Date Filed: ____________________________________________________________

                            [Newspaper Advertisement]

              TO THE SHAREHOLDERS OF ONEIDA VALLEY BANCSHARES, INC.

              SHOULD YOU VOTE YES OR NO ON OUR PROPOSED MERGER WITH
                      CORTLAND FIRST FINANCIAL CORPORATION?

THE FACTS ABOUT THE STRATEGIC MERGER OF EQUALS WITH CORTLAND FIRST FINANCIAL CORPORATION.

o Your Board has approved the merger based on a strategic plan to increase long-term shareholder value.

o    The regulators have approved the merger.

o    All business investigations concerning Cortland First have been completed.

o The merger allows for continued input and representation by all Oneida Valley Directors.

o Oneida Valley management will be strongly represented on an equal footing with Cortland First personnel.

o    Dual headquarters will be maintained in both Oneida and Cortland.

CONCLUSION:

o This is a strategic merger of equals that can and will happen when our shareholders and Cortland First shareholders vote their approval.

THE FACTS ABOUT THE CNY FINANCIAL (THE PARENT OF CORTLAND SAVINGS BANK) HOSTILE BID TO DISRUPT OR CIRCUMVENT OUR MERGER WITH CORTLAND FIRST.

o Unsolicited proposal from CNY Financial at $33.50 cash and $33.50 stock per share.

o Contingencies include: regulator approval, due diligence, shareholder approval, abandoning the merger with Cortland First.

o Several CNY Financial shareholders have contacted us indicating their displeasure and disapproval of the actions of CNY Financial and their intent to oppose CNY Financial's actions.

o Our Board consulted with expert financial advisors and legal advisors to consider CNY Financial's proposal before unanimously rejecting it.

o If Oneida Valley were to be sold to CNY Financial, your Board of Directors would be powerless to prevent the consolidation of jobs and services away from Oneida.

o Several stock analysts for CNY Financial stock have recently downgraded the stock upon learning of its plans to try to acquire our company.

CONCLUSION:

o Oneida Valley has prospered as a community-oriented bank for nearly 150 years. Our company is not for sale. CNY Financial is proposing a takeover of our company, as opposed to a merger of equals. Our shareholders, community, employees and customers are better served in the merger of equals with Cortland First Financial Corporation.

                     WHEN YOU VOTE YES, YOU VOTE FOR ONEIDA!

                                   [Bank logo]

       [Shareholder Letter -- to be mailed on or after November 10, 1998]

                   [Oneida Valley Bancshares, Inc. Letterhead]

                                November 10, 1998

Dear Shareholder:

     We have previously communicated with you regarding the hostile efforts of CNY Financial Corp. (the parent company of the Cortland Savings Bank) to acquire control of your community bank and Oneida Valley Bancshares, Inc.

     Your Board of Directors has carefully considered the actions of CNY and their proposal to acquire control of Oneida Valley as we attempt to complete our merger of equals with Cortland First Financial Corporation. In its effort to acquire Oneida Valley and to disrupt the merger of equals, CNY has made several statements which we believe are confusing, and potentially misleading.

     In an effort to ensure that you, our shareholders, have the full story, we are enclosing a short Question and Answer Sheet for your information.

     We appreciate your continued support as we endeavor to enhance your long term shareholder value, and hope that you will attend our shareholders' meeting on Tuesday, November 17, 1998 at 4:00 p.m. in the Bank's main lobby.

                                              Very truly yours,

                                              BOARD OF DIRECTORS
                                              ONEIDA VALLEY BANCSHARES, INC.

                                              John W. Bailey
                                              Donald H. Dew
                                              Peter M. Dunn
                                              Robert H. Fearon, Jr.
                                              David P. Kershaw
                                              Robert H. Kuiper
                                              Samuel J. Lanzafame
                                              John C. Mott
                                              Richard G. Smith
                                              Edward J. Thoma

                              QUESTIONS AND ANSWERS
                    REGARDING ONEIDA VALLEY'S PROPOSED MERGER
                    WITH CORTLAND FIRST FINANCIAL CORPORATION

Q. I THOUGHT ONEIDA VALLEY WAS PLANNING TO MERGE WITH CORTLAND FIRST FINANCIAL CORPORATION. WHY IS CNY FINANCIAL CORPORATION INVOLVED?

A. Oneida Valley has agreed to merge with Cortland First, and has requested that you approve the merger at the Special Shareholders' Meeting to be held on Tuesday, November 17, 1998. At the "eleventh hour," CNY Financial, the parent corporation for the Cortland Savings Bank, has made an unsolicited attempt to disrupt the merger and to acquire control of your company.

Q.   WHAT ARE THE TERMS OF THE PROPOSED MERGER WITH CORTLAND FIRST?

A. As described more fully in the Proxy Statement/Prospectus that you have received for the Special Shareholders' Meeting, the merger with Cortland First is structured as a tax-free exchange in which Oneida Valley and Cortland First will merge under the name "Alliance Financial Corporation." Each Oneida Valley shareholder would receive up to 2.00 and no less than
     1.75 shares of Alliance Financial Corporation common stock for each share of Oneida Valley common stock currently owned. Oneida Valley shareholders would not recognize taxable gain or loss in connection with this exchange, except to the extent that shareholders receive cash for fractional shares.

Q.   WHAT ARE THE TERMS OF CNY FINANCIAL'S HOSTILE OFFER?

A. CNY Financial proposes to pay $67.00 per share -- $33.50 in cash and $33.50 in CNY Financial common stock. The cash component would be taxable to Oneida Valley shareholders. CNY Financial's common stock has been publicly traded for approximately one month, and has no long term price history. However, the market price of the CNY Financial common stock dropped significantly when the hostile offer was publicly announced.

Q. CNY FINANCIAL HAS STATED THAT IT IS OFFERING MORE THAN ONEIDA VALLEY SHAREHOLDERS WILL RECEIVE IN THE CORTLAND FIRST MERGER. IS THIS TRUE?

A. You should not be confused by CNY Financial's efforts to equate its attempt to take control of Oneida Valley with the pending merger. A SALE OF CONTROL IS A COMPLETELY DIFFERENT TRANSACTION THAN A MERGER OF EQUALS, and involves a one time, short-term financial premium for selling control of Oneida Valley. Unlike a sale of your company to CNY Financial, the merger of equals envisions reaping the benefits of a strategic plan with Cortland First, and building shareholder value through the long term growth of the combined bank. As such, it is misleading to simply compare the financial terms of the two proposed transactions. Your Board believes the pending "merger of equals" is the best alternative to maintain our independence and at the same time enhance long-term shareholder value. As we have stated before, THE BANK IS NOT FOR SALE, AND THE MERGER OF EQUALS IS NOT A SALE OF THE BANK.

Q. THE CORTLAND FIRST MERGER HAS BEEN IN PROCESS FOR QUITE SOME TIME. WOULDN'T CNY FINANCIAL NEED TO SPEND A LOT OF TIME AND EFFORT TO IMPLEMENT ITS PROPOSAL TO ACQUIRE ONEIDA VALLEY?

A. THE MERGER WITH CORTLAND FIRST HAS BEEN APPROVED BY THE APPROPRIATE REGULATORY AUTHORITIES AND IS ONLY AWAITING SHAREHOLDER APPROVAL BEFORE IT CAN BE COMPLETED. THE HOSTILE TAKEOVER BY CNY FINANCIAL IS SPECULATIVE, SUBJECT TO A NUMBER OF CONDITIONS, AND MAY NEVER HAPPEN. In addition to negotiation of an agreement acceptable to CNY Financial, completion of a due diligence review, and regulatory approvals, CNY Financial would need to overcome intense opposition that has already been voiced by significant CNY Financial shareholders. Further, since CNY Financial announced their hostile takeover attempt, CIBC Oppenheimer Corp. and Friedman Billings have downgraded their recommendations on CNY Financial's common stock. Based on these events and other factors, your Board of Directors simply does not believe that it would be prudent to abandon a pending beneficial merger of equals to pursue a change of control transaction that might never occur.

Q. HOW WOULD CNY FINANCIAL'S PROPOSED TAKEOVER AFFECT THE ONEIDA COMMUNITY DIFFERENTLY THAN THE PROPOSED MERGER WITH CORTLAND FIRST?

A. We believe that the merger with Cortland First is in the best interests of our customers and our communities. In particular, the Merger Agreement with Cortland First provides for the maintenance of dual headquarters in Oneida and Cortland following the merger, and allows current Oneida Valley management to play a strong role in running the combined bank. By contrast, IF ONEIDA VALLEY WERE TO BE SOLD TO CNY FINANCIAL, YOUR BOARD OF DIRECTORS WOULD BE POWERLESS TO PREVENT "DOWNSIZING" AND THE CONSOLIDATION OF JOBS AND SERVICES AWAY FROM ONEIDA.

Q. I HEARD THAT CNY FINANCIAL HAS ALSO MADE A HOSTILE OFFER TO ACQUIRE CONTROL OF CORTLAND FIRST. IS THIS TRUE?

A. Yes. On November 4, 1998, less than three hours after your Board of Directors rejected CNY Financial's offer to take control of Oneida Valley, CNY made an unsolicited proposal to take control of Cortland First. On November 6, 1998, Cortland First's Board of Directors rejected CNY Financial's takeover proposal and reaffirmed its intent to complete the merger with Oneida Valley.

Q. HOW CAN I HELP ONEIDA VALLEY TO STOP CNY FINANCIAL'S EFFORTS TO DISRUPT THE CORTLAND FIRST MERGER?

A. NOW, MORE THAN EVER, YOUR VOTE IS CRUCIAL IN DETERMINING THE FUTURE OF ONEIDA VALLEY. IF YOU HAVE NOT ALREADY DONE SO, PLEASE VOTE YOUR PROXY "FOR" THE MERGER IN CONNECTION WITH THE SPECIAL SHAREHOLDERS' MEETING TO BE HELD ON NOVEMBER 17, 1998. If you have any questions about these developments please call any of your directors listed on the attached letter.

Oneida Valley has prospered as a community oriented bank for nearly 150 years. Your Board of Directors unanimously believes that we should continue on our strategic merger of equals with Cortland First in which we will share control of the combined bank going forward. DO NOT BE CONFUSED BY CNY FINANCIAL'S ATTEMPTS TO DISRUPT OUR PENDING TRANSACTION IN PURSUIT OF ITS OWN GOALS -- WE URGE YOU TO VOTE "FOR" THE MERGER OF EQUALS WITH CORTLAND FIRST.